U.S. ENERGY CORP.

877 North 8th West
Riverton, WY 82501 USA

Ph: (307) 856-9271
Fx: (307) 857-3050
www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. PROVIDES CORPORATE UPDATE

Appoints Mr. David Veltri, President and Chief Operating Officer to the additional position of Chief Executive Officer and Announces Move of Corporate Headquarters to Denver, Colorado

Accepts resignation from Keith G. Larsen, Chief Executive Officer and Chairman of the Board

Accepts resignations from Steve Richmond, Chief Financial Officer and Bryon Mowry, Principal Accounting Officer and Corporate Secretary

RIVERTON, Wyoming – September 23, 2015 – U.S. Energy Corp. (NASDAQ Capital Market: "USEG") (the "Company"), today provided a corporate update and announced several changes in the management structure of the Company.

During a recent meeting, the Company's Board of Directors has approved the following initiatives to be implemented prior to the end of the year:

1.	Relocation of the Company's corporate headquarters to Denver, Colorado.
2.	Reduction of current staff from eleven to four employees.
3.	Reduction of the current number of directors from seven to five.

Subsequent to the board meeting the following additional actions have taken place:

1.	The Board of Directors appointed Mr. David Veltri, President & Chief Operating Officer to the additional position of Chief Executive Officer. Mr. Veltri will implement and oversee the Company's transition to Denver.
2.	The Board accepted the resignation of Mr. Keith G. Larsen, Chief Executive Officer and Chairman of the Board, effective September 25, 2015.
3.	The Board accepted resignations from Mr. Steven Richmond, Chief Financial Officer, and Mr. Bryon Mowry, Principal Accounting Officer and Corporate Secretary, effective year end 2015 or earlier contingent upon transition timelines. An effort to hire a suitable replacement for Mr. Richmond as the Company's Chief Financial Officer is currently underway by the transition team and they are looking to fill the position in the near term

Press Release
September 23, 2015

in order to begin the transition process for the Company's accounting function to the new Denver, Colorado office.

Mr. David Veltri stated, "While difficult, we believe that in light of the current commodity price, that these reductions in staff and cost cutting measures are a necessary step in order to continue to assure the viability of the Company during these times.  We intend for the move to enhance the Company's opportunity to grow the Company and enhance shareholder value through attracting qualified technical personnel and to increase our networking within our industry, with an emphasis on deal flow and banking opportunities.  We all want to extend our gratitude to Keith and the Larsen family for their invaluable contributions and leadership during the last 49 years in business."

Mr. Keith Larsen stated, "Riverton has been home for the Company and its employees since its inception.  I, along with Steve and Bryon have chosen to remain in the community where we and our families have deep roots.  I would like to thank our community for its support over the years, as we've had a good run.  I am optimistic for the opportunities that the move will bring and I look forward to rooting for the team as they enter into a new era of U.S. Energy Corp.  I would like to thank Steve, Bryon and the other departing employees for their years of loyal and dedicated service to this Company and wish everyone the best of luck in their new endeavors."

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Press Release
September 23, 2015

About: U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is currently headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's 10-K for the twelve months ended December 31, 2014 and its 10-Q for the three months ended June 30, 2015, which are available at www.sec.gov and www.usnrg.com.

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words "will," "anticipates," "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release include, without limitation, statements with respect to the Company's move to Denver and potential future opportunities. Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, other factors affecting the trading price of the Company's common stock and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2014 and the 10-Q for the three months ended June 30, 2015), all of which are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
 Reggie@usnrg.com